PBF Energy Completes Acquisition of Martinez Refinery, Creates West Coast System

•	PBF’s total throughput capacity increases to over 1,000,000 barrels per day

•	Establishes PBF as the most complex independent refiner

•	Significantly accretive to earnings and cash flow

PARSIPPANY, NJ- February 1, 2020 - PBF Energy Inc. (NYSE: PBF) announced today that its subsidiary completed the acquisition of Martinez refinery, and related logistics assets, from Equilon Enterprises LLC d/b/a Shell Oil Products US (the “Seller” or “Shell”). With the acquisition, PBF’s increased its total throughput capacity to more than one million barrels per day and becomes the most complex independent refiner with a consolidated Nelson Complexity of 12.8. The purchase price for the assets was $960.0 million plus the value of hydrocarbon inventory. In conjunction with the transaction, PBF has entered into market-based, crude oil supply and product offtake agreements with Shell. PBF financed the transaction with a combination of cash, including proceeds from its subsidiaries’ $1 billion private debt offering in January of 2020, and borrowings under its existing revolving credit facility.

“We welcome Martinez’s professional workforce to the PBF family,” said PBF’s Chairman and Chief Executive Officer Tom Nimbley. “We are committed to maintaining the high operational standards of the refinery and, through continued safe, reliable and environmentally responsible operations, earning the privilege of being a respected member of the Martinez and Contra Costa County communities.” Mr. Nimbley continued, “The acquisition of Martinez is a significant strategic step for PBF as we expand our West Coast operations. Martinez is a top-tier asset, is a perfect complement to our existing assets and provides increased opportunities for PBF’s West Coast operations to deliver value.”

The 157,000 barrel-per-day, dual-coking Martinez refinery is located on an 860-acre site in the City of Martinez, 30 miles northeast of San Francisco, California. The refinery is a high-conversion facility with a Nelson Complexity Index of 16.1, making it one of the most complex refineries in the United States. The facility is strategically positioned in Northern California and provides for operating and other synergies with PBF’s Torrance refinery located in Southern California. In addition to refining assets, the transaction includes a number of high-quality onsite logistics assets including a deep-water marine facility, product distribution terminals and refinery crude and product storage facilities with approximately 8.8 million barrels of shell capacity.

Renewable Fuels Project
PBF Energy and Shell have agreed to jointly move forward with reviewing the feasibility of building a proposed renewable diesel project which would repurpose existing idled equipment at the Martinez refinery to create a renewable fuels production facility.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations of the Martinez refinery and/or its West Coast operations, including the renewable fuels project. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994